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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                                                       Prospectus  Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999


                             AIMCO PROPERTIES, L.P.


                        ADDENDUM TO LETTER OF TRANSMITTAL

                           FOR ARIZONA RESIDENTS ONLY


AIMCO Properties, L.P.
1873 South Bellaire Street, 17th Floor
Denver, Colorado  80222

         THIS ADDENDUM TO THE LETTER OF TRANSMITTAL OF AIMCO PROPERTIES, L.P. MUST BE SIGNED AND RETURNED TO THE INFORMATION AGENT IN ORDER TO ELECT TO RECEIVE PARTNERSHIP COMMON UNITS OR CLASS TWO PARTNERSHIP PREFERRED UNITS OF AIMCO PROPERTIES, L.P. PURSUANT TO A PROSPECTUS DATED MARCH 26, 1999 AND A PROSPECTUS SUPPLEMENT DATED MARCH 31, 1999.

         The offer set forth in the Prospectus Supplement, dated March 31, 1999, is subject to a number of risks, including the following:

         o As disclosed in the enclosed Prospectus, dated March 26, 1999, in September, 1998, Moody's Investors Service ("Moody's") revised its outlook for the ratings of Apartment Investment and Management Company ("AIMCO") from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions that then existed. Moody's then noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. At the same time, Moody's confirmed its existing rating on AIMCO's preferred


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              stock and senior debt. In 1998, Duff & Phelp's Credit Rating Co.
              ("Duff & Phelp's") placed its ratings of AIMCO on its rating watch. Duff & Phelp's subsequently removed AIMCO from its rating watch.

                                  April 8, 1999

              In February 1999, Moody's assigned a rating of BA3 and Duff & Phelp's assigned a rating of BB to the $125,000,000 of Class K Cumulative Convertible Preferred Stock issued by AIMCO in an underwritten public offering.

         o Your general partner is a subsidiary of ours and, therefore, has substantial conflicts of interest with respect to our offer.

         o We are making this offer with a view to making a profit, and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

         o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership which would not be payable if your partnership was liquidated.

         o It is possible that we may conduct a subsequent offer at a higher price more than one year after expiration of this offer.

         o Unlike your partnership, our policy is to reinvest proceeds from the sale of our properties or refinancing of our indebtedness.

         o We may change our investment, acquisition or financing policies without a vote of our securityholders.

         o If you acquire our securities, your investment will change from holding an interest in a one or a few properties to holding an interest in our large portfolio of properties, thereby fundamentally changing the nature of your investment.

         o We cannot predict when the property owned by your partnership may be sold.


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                                  SIGNATURE BOX



      Please sign exactly as your name is printed on the front of the Letter of Transmittal. For joint owners, each joint owner must sign.







X
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                              (SIGNATURE OF OWNER)




X
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                           (SIGNATURE OF JOINT OWNER)










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